CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made effective the 1st day of February, 2005 (the "Effective Date").

BETWEEN:

INTERNETSTUDIOS.COM INC., a Nevada corporation whose offices are located at 322 East 50th Street, New York, New York 10022

(the "Company")

OF THE FIRST PART

AND:

24/7 ENTERTAINMENT INTERNATIONAL INC, a Nevada corporation whose address is 269 South Beverly Drive, #1051, Beverly Hills, California 90212

(the "Contractor")

OF THE SECOND PART

JOINED BY:

MR. DOMINIQUE BIGLE, a businessman and owner of 100% of the membership interest in Contractor, whose address is 269 South Beverly Drive, #1051, Beverly Hills, California 90212

(the "Executive")

OF THE THIRD PART

WHEREAS:

A.         The Company is engaged in the entertainment industry and its business includes, among other areas of endeavour, the acquisition and world-wide exploitation of motion picture and television properties (the “Business”).

B.         The Executive is experienced in and familiar with the world-wide exploitation of motion pictures and television, and has extensive personal contacts in the entertainment industry.

C.         The Company desires to retain the Executive to serve as its Senior Vice-President of Marketing and Distribution for Television and Home Video on the terms described in this Agreement.

D.         The Executive is a full time employee of the Contractor pursuant to an arrangement with the U. S. Immigration and Naturalization Service pursuant to an O-1 Visa and shall continue to be employed by the Contractor until the Executive adjusts his immigration status to that of a permanent resident of the United States.

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E.           The Company is willing to retain the Contractor on the terms expressed in this Agreement provided that the services to be performed by the Contractor are performed by the Executive.

F.           The Contractor is willing to provide the services of the Executive to the Company on a full time basis on the terms and conditions set forth in this Agreement.

G.          The Executive is willing to provide the services described in this Agreement to the Company on the terms expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto do hereby agree as follows:

ARTICLE 1

RECITALS

1.1	Incorporation By Reference

The Recitals to this Agreement are acknowledged by the parties hereto to be true and correct and are incorporated into this Agreement by this reference.

ARTICLE 2

APPOINTMENT AND AUTHORITY OF CONTRACTOR

2.1	Appointment of Executive

The Company hereby appoints the Executive to perform certain services for the benefit of the Company as hereinafter set forth, and the Company hereby authorizes the Executive to exercise such powers as provided under this Agreement. Promptly following the signature of this Agreement by the last of the parties to sign, the Company shall appoint the Executive to the Office of Senior Vice-President of Marketing and Distribution of Television and Home Video. The Executive hereby accepts the appointments described above on the terms and conditions herein set forth.

2.2	Authority of Contractor and Executive

Neither the Contractor nor the Executive shall have any right or authority, expressed or implied, to commit or otherwise obligate the Company in any manner whatsoever except to the extent specifically provided herein or as otherwise specifically authorized in writing by the Company.

2.3	Independent Contractor

In performing services hereunder, each of the Contractor and the Executive shall be independent contractors and are not employees or agents of the Company, except that the Executive shall be the agent of the Company solely in circumstances where the Executive must be the agent to carry out its obligations as set forth in this Agreement. The Contractor and the

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Executive do each hereby acknowledge that the Company is not and shall not be required to make any remittances and payments required of employers by statute on the Contractor's or the Executive’s behalf and neither of the Contractor or the Executive, or any of their respective agents or employees, shall be entitled to any of the fringe benefits provided by the Company to its employees. Notwithstanding the foregoing, the Company shall permit the Executive, strictly in his capacity as an officer of the Company, to participate in any bonus remuneration pool that may be made available by the Company from time-to-time to its executive officers, though nothing in this sentence shall require that the Company establish any such bonus remuneration pool.

ARTICLE 3

CONTRACTOR'S AGREEMENTS

3.1	General

During the Term of this Agreement (as hereinafter defined), the Contractor shall provide the full-time services of the Executive to the Company who shall:

(a)	work with the President of the Company to develop a strategic plan for the acquisition of film libraries and television products;
(b)	work with the President of the Company to market and distribute television and home video product;
(c)	provide consulting advice and services to the Company, consistent with the terms of this Agreement;
(d)	assist the Company as required by the President or the Board of Directors of the Company;
(e)	report to the President of the Company on a regular basis on all of the above mentioned functions and duties.

ARTICLE 4

COMPANY'S AGREEMENTS

4.1	Base Compensation of Contractor

As compensation for the services rendered by the Executive to the Company pursuant to this Agreement, the Company shall pay to the Contractor an annual consulting fee in the amount of $150,000, which shall be payable in twelve equal monthly instalments during each twelve month period from and after the Effective Date until the expiration or sooner termination of the Term.

4.2	Incentive Compensation

If at any time during the Term of this Agreement the Contractor procures for the Company a sales and distribution transaction having a “net value” to the Company of at least

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$300,000 (a “Bonus Transaction”), then upon completion of the any such Bonus Transaction the Company shall pay to the Contractor a bonus. The amount of the bonus for the first Bonus Transaction shall be $100,000. The amount of the bonus for any subsequent Bonus Transaction shall be $50,000. As used in this paragraph, the term “net value” means a completed Bonus Transaction brought to the Company by the Contractor that results in a net profit to the Company, after deduction of all taxes, costs and expenses (including finders fees, bonuses, legal fees, overhead, capital and similar costs) of the Bonus Transaction, of at least $300,000.

4.3	Health Insurance

If the Company maintains a health insurance plan for its employees, and if the coverage established under that health insurance plan will extend to the Executive, the Company shall enroll the Executive therein at the Company’s sole cost and expense. If the Company does not maintain a health insurance plan or its health insurance plan coverage will not extend to employees of an independent contractor such as the Executive, then the Company agrees to pay to the Contractor, in addition to the base salary referred to in Section 4.1 and the incentive compensation referred to in Section 4.2, an amount equal to the cost incurred by the Contractor in providing reasonable health care insurance to the Executive.

ARTICLE 5

EXPENSES

5.1	Expense Statements

The Executive may incur reasonable expenses in the name of the Company up to an amount per month as agreed in advance by the Company from time to time provided that such expenses relate solely to the carrying out of the services of the Executive contemplated in this Agreement. The Executive will immediately forward to the Company all invoices, together with such supporting documents as and when the Company may reasonably require, for expenses incurred on behalf of and in the name of the Company and the Company agrees to reimburse the Executive for, or to pay said invoices directly, as required under the circumstances, on a timely basis.

ARTICLE 6

DURATION, TERMINATION AND DEFAULT

6.1	Effective Date

This Agreement shall be for a term (the "Term") of thirty-six months, beginning on the Effective Date and ending January 31, 2008, subject to earlier termination as provided herein.

6.2	Termination By Both Parties

This Agreement may immediately be terminated by either party for cause, by giving the other written notice of such termination. The term “cause” means:

(a)	failure to observe and perform any material covenant or obligation hereunder;

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(b)

fraud, dishonesty, gross negligence or wilful malfeasance in connection with the Executive’s or the Contractor’s performance of the services contemplated to be performed by them pursuant to this Agreement;

(c)	if the Executive is convicted of committing a crime involving moral turpitude; or
(d)

if, for whatever reason, the Contractor or the Executive are unable to fulfil their respective obligations and duties under this Agreement on a full-time basis for a period of more than two (2) months in any twelve (12) month period (other than by reason of authorized vacation or leave) during the Term; or

(e)	upon the death or permanent disability of the Executive.
6.3	Termination By Either Party Without Cause

This Agreement may be terminated by either party without cause, by giving the other party 60 days prior written notice of such termination.

4.3 Duties Upon Termination

Upon termination of this Agreement for any reason, the Executive and the Contractor shall, upon receipt of all sums due and owing, promptly deliver the following in accordance with the directions of the Company:

(a)	a final accounting, reflecting the balance of expenses incurred on behalf of the Company as of the date of termination; and
(b)

all documents pertaining to the Company or this Agreement, including but not limited to, all books of account, correspondence and contracts, provided that the Contractor shall be entitled thereafter to inspect, examine and copy all of the documents which it delivers in accordance with this provision at all reasonable times upon three (3) days' notice to the Company.

6.4	Compensation of Contractor on Termination

Upon termination of this Agreement, the Contractor shall be entitled to receive as its full and sole compensation in discharge of obligations of the Company to the Contractor under this Agreement, all sums due and payable under this Agreement to the date of termination, and neither the Executive nor the Contractor shall have any right to receive any further payments; provided however, that the Company shall have the right to offset against any payment owing to the Contractor under this Agreement, any reasonable damages, liabilities, costs, or other expenses owed to the Company by the Contractor.

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ARTICLE 7

CONFIDENTIALITY

7.1	Ownership of Work Product

All reports, documents, concepts, products and processes together with any marketing schemes, business or sales contracts, or any business opportunities prepared, produced, developed, or acquired, by or at the direction of the Executive or the Contractor, directly or indirectly, in connection with or otherwise developed or first reduced to practice by the Executive or the Contractor while performing the services (collectively, the "Work Product") shall belong exclusively to the Company which shall be entitled to all right, interest, profits or benefits in respect thereof. No copies, summaries or other reproductions of any Work Product shall be made by the Contractor or any of its agents or employees without the express permission of the Company, provided that the Contractor is hereby given permission to maintain one copy of the Work Product for its own use.

7.2	Confidentiality

The Executive and the Contractor shall not, except as authorized or required by their duties, reveal or divulge to any person or companies any of the trade secrets, secret or confidential operations, processes or dealings or any information concerning the organization, business, finances, transactions or other affairs of the Company, which may come to their knowledge during the term of this Agreement and shall keep in complete secrecy all confidential information entrusted to them or either of them and shall not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to the Company's business or may be likely so to do. This restriction shall continue to apply after the termination of this Agreement without limit in point of time but shall cease to apply to information or knowledge which may come into the public domain.

The Contractor shall comply, and shall cause its agents and employees to comply, with such directions as the Company shall make to ensure the safeguarding or confidentiality of all such information. The Company may require that any agent or employee of the Contractor execute an agreement with the Company regarding the confidentiality of all such information.

7.3	Devotion to Contract

Each of the Contractor and the Executive shall devote sufficient time, attention, and ability to the business of the Company, and to any associated company, as is reasonably necessary for the proper performance of their services pursuant to this Agreement. During the Term, the Executive and the Contractor shall:

(a)	at all times perform their services faithfully, diligently, to the best of their abilities and in the best interests of the Company;
(b)	devote such of their time, labour and attention to the business of the Company as is necessary for the proper performance of the Contractor's services hereunder;

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(c)	refrain from acting in any manner contrary to the best interests of the Company or contrary to the duties of the Contractor as contemplated herein;
(d)	refrain from providing services to any business enterprise in competition with the Company; and
(e)	refrain from taking personal advantage of any business opportunity in which the Company has, or might reasonably be expected to have, an interest.

ARTICLE 8

MISCELLANEOUS

8.1	Waiver; Consents

No consent, approval or waiver, express or implied, by either party hereto, to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of its rights under this Agreement, and the granting of any consent or approval in any one instance by or on behalf of the Company shall not be construed to waiver or limit the need for such consent in any other or subsequent instance.

8.2	Governing Law

This Agreement and all matters arising thereunder shall be governed by the laws of the State of Nevada.

8.3	Successors, etc.

This Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective heirs, successors and permitted assigns.

8.4	Assignment
This Agreement may not be assigned by either party.
8.5	Entire Agreement and Modification

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof. To be effective any modification of this Agreement must be in writing and signed by the party to be charged thereby.

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8.6	Headings

The headings of the Sections and Articles of this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything herein contained or govern the rights or liabilities of the parties hereto.

8.7	Notices

All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt or forty-eight (48) hours after being placed in the mail, postage prepaid, registered or certified mail, return receipt requested, respectively addressed to the Company or the Contractor as follows:

The Company:

InternetStudios.com Inc.

322 East 50th Street

New York, New York 10022

Facsimile (212) 223-7149

The Executive or the Contractor:

269 South Beverly Drive, #1051

Beverly Hills

California 90212

Facsimile: (818) 995-3855

or such other address as may be specified in writing to the other party, but notice of a change of address shall be effective only upon the actual receipt.

8.8	Time of the Essence
Time is of the essence as to each and every covenant hereof.
8.9	Further Assurances

The parties hereto agree from time to time after the execution hereof to make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

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8.10	Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

INTERNETSTUDIOS.COM INC.

Per:	/s/ Robert MacLean
Robert MacLean, President

24/7 ENTERTAINMENT INTERNATIONAL INC.

Per:	/s/ Sarah Bigle
Sarah Bigle, President

/s/ Dominique Bigle

DOMINIQUE BIGLE, individually

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